Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-136987

PROSPECTUS SUPPLEMENT DATED DECEMBER 19, 2006
TO
PROSPECTUS DATED OCTOBER 27, 2006

OPEN ENERGY CORPORATION

This prospectus supplement should be read in conjunction with our prospectus dated October 27, 2006, and in particular “Risk Factors” beginning on page 5 of the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K of Open Energy Corporation, filed with the Securities and Exchange Commission on December 19, 2006.

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 14, 2006

OPEN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-50450	98-0370750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

514 Via De La Valle, Suite 200, Solana Beach, CA 92075
(Address of principal executive offices, including zip code)

(858) 794-8800
(Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 14, 2006, Open Energy Corporation (the “Company”) amended the Consulting Agreement, dated as of March 30, 2006, with Connect by Computer, LLC (“CBC”), an entity affiliated with Mr. Ron Gangemi, a director and the Chief Technology Officer of the Company. In connection with such an amendment, we reduced the aggregate number of shares that are issuable to CBC upon meeting certain revenue milestones set forth in the Consulting Agreement from 2,000,000 shares to 400,000 shares of common stock and granted to CBC options to purchase, in the aggregate, 1,800,000 shares of the Company’s common stock, with the exercise price of $0.43 per share, which options shall vest if certain additional milestones based on CBC’s intellectual property contributions to the Company are satisfied on or prior to May 31, 2008. A copy of Amendment No. 1 to the Consulting Agreement is attached hereto as Exhibit 10.1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 9.01. Financial Statements and Exhibits

(d)      Exhibits.

10.1         Amendment No. 1 to CBC Consulting Agreement, dated December 14, 2006. Filed herewith.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN ENERGY CORPORATION

Date: December 19, 2006	By:	/s/ Cheryl J. Bostater
Name: Cheryl J. Bostater
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Amendment No. 1 to CBC Consulting Agreement, dated December 14, 2006. Filed herewith.

AMENDMENT NO. 1
TO CBC CONSULTING AGREEMENT

THIS AMENDMENT NO. 1 TO CBC CONSULTING AGREEMENT, dated as of December 14, 2006 (this “Amendment”), is entered into between the parties with reference to the following facts:

A. The CBC Consulting Agreement (the “Contract”) was entered into as of March 30, 2006 and provided for certain Incentive Compensation.

B. The Company and CBC desire to amend the Contract as set forth in this Amendment to more accurately relate the Incentive Compensation to the Services being provided by CBC.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  Amendment of Exhibit 2.2 to the Contract. Exhibit 2.2 to the Contract is hereby amended by changing the number of shares in each of the two boxes that originally read 1,000,000 to 200,000.

2.  Amendment to Section 3 of the Contract. Section 3 of the Contract is amended by adding a new Section 3.3, as follows:

3.3
Stock Option Grant. On the effective date of this Amendment, the Company will grant to CBC options to purchase a total of 1,800,000 shares of the Company’s common stock at the market price of the stock on the date of the grant. The options shall vest on the following schedule and shall be exercisable for a period of ten years following the grant.

Products to be completed by 5/31/08	Product Designed and Patent Filed Vesting	Product Commercialized Vesting	Total Options Vested

S Tile	40,905	40,905	81,810
HVAC Bladder	163,635	163,635	327,270
Suncone / Water	327,275	327,275	654,550
Suncone / Power	368,185	368,185	763,370

All share amounts set forth in this Section 3 shall be adjusted for stock splits, consolidations, reorganizations and similar transactions.

3.  Effect. Except as and to the extent amended by this Amendment, the Contract shall remain in full force and effect in accordance with its terms.

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4.  Counterparts. This Amendment may be executed in two or more counterparts and by facsimile, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement, and shall become binding when one or more counterparts have been executed and delivered by each of the parties hereto.

5.  Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of California applicable to a contract executed and performed in the State of California, without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

OPEN ENERGY CORPORATION,
a Nevada corporation

By: /s/ David Saltman
Name: David Saltman
Title: President

CONNECT BY COMPUTER, LLC,
a California limited liability company

By: /s/ Ron Gangemi
Name:
Title:

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